Exhibit 10.50

HERBALIFE LTD.
2014 STOCK INCENTIVE PLAN

PERFORMANCE BASED STOCK APPRECIATION RIGHT AWARD AGREEMENT

(Sales Leader Retention – Section 16 only)

STOCK APPRECIATION RIGHT AGREEMENT (this “Agreement”) dated as of                <DATE> (the “Grant Date”) between HERBALIFE LTD. (the “Company”), and _________ (“Participant”).

WHEREAS, pursuant to the Herbalife Ltd. 2005 Stock Incentive Plan (the “Plan”), the Committee desires to grant to Participant an award of stock appreciation rights; and

WHEREAS, Participant desires to accept such award subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the Company and Participant, intending to be legally bound, hereby agree as follows:

1.Grant.

(a)The Company hereby grants to the Participant an Award of ___ Stock Appreciation Rights (the “Award”) in accordance with Section 8 of the Plan and subject to the terms and conditions set forth herein and in the Plan (each as amended from time to time).  Each Stock Appreciation Right represents the right to receive, upon exercise of the Stock Appreciation Right pursuant to this Agreement, from the Company, a payment, paid in Common Shares, par value $.001 per share, of the Company (the “Common Shares”), equal to (i) the excess of the Fair Market Value, on the date of exercise, of one Common Share (as adjusted from time to time pursuant to Section 12 of the Plan) over the Base Price (as defined below) of the Stock Appreciation Right, divided by (ii) the Fair Market Value, on the date of exercise, of one Common Share, subject to terms and conditions set forth herein and in the Plan (each as amended from time to time).

(b)The “Base Price” for the Stock Appreciation Right shall be $_____ per share (subject to adjustment as set forth in Section 12 of the Plan).

(c)Except as otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.

2.Time for Exercise; Amount of Vesting.

(a)Subject to Section 2(b), Section 2(c) and Section 3, the applicable percentage (as determined below) of any then-unvested portion of the Award will become vested and exercisable on March 2nd of the year following the Committee’s determination, in its sole discretion, of the average of the annual sales leader retention rates of the Company for its fiscal years 2015, 2016 and 2017.  The applicable percentage of any then-unvested portion of the Award shall be determined as follows (without rounding):

Average of the Company’s Annual Sales Leader Retention Rates 2015-2017	Applicable Percentage (Vesting)
50% or more	100%
45% - 49.99%	75%
42% - 44.99%	50%
Less than 42%	0

The following example illustrates how the average of the Company’s annual sales leader retention rates is intended to be calculated following the completion of the Company’s 2016 fiscal year (these numbers are provided merely for illustration and are not actual results):

EXAMPLE ONLY
Fiscal Year	Retention Rate
2015	48.00%
2016	49.00%
2017	50.00%
Average:	49.00%

In this example, the average of the Company’s 2015-2017 annual sales leader retention rates is 49%, resulting in 75% of the then-unvested portion of the award becoming vested and exercisable by the recipient. For the avoidance of doubt, any unvested portion of the Award that does not vest as a result of the satisfaction of the criteria above shall be forfeited as of the Vesting Date.

(b)Notwithstanding the foregoing, in the event that the Committee determines that the Company’s annual sales leader retention rate (i) for 2015 is 50% or more, 20% of the Award shall become vested and exercisable, and (ii) for 2016 is 50% or more, 20% of the Award shall become vested and exercisable, in each case on and as of March 2nd of the year following the date of any such determination by the Committee (i.e., March 2, 2017 if earlier that year the Committee had determined that the Company’s 2016 annual sales leader retention rate was 50% or more).

(c)In the event of a Change of Control, the Committee as constituted immediately before such Change of Control may, in its sole discretion, accelerate the vesting and exercisability of this Award upon such Change of Control or take such other actions as provided in Section 13 of the Plan.

3.Expiration.  The Award shall expire on the tenth (10th) anniversary of the date hereof; provided, however, that the Award may earlier terminate as provided in this Paragraph 3 and/or in Section 13 of the Plan.

(a)Upon termination of Participant’s employment with the Company for any reason, if the Award has not yet vested and become exercisable (after giving effect to any acceleration of vesting pursuant to this Agreement or otherwise), the Award will terminate on the date of such termination of employment.

(b)Upon termination of Participant’s employment with the Company, if the Award has not yet vested and become exercisable, the Award will terminate in accordance with the following:

(i)if Participant’s employment with the Company is terminated for Cause, the Award will terminate on the date of such termination;

(ii)if Participant’s employment with the Company is terminated by reason of Participant’s death or disability (as such term is defined in Section 22(e) of the Code), the Award will terminate on the date that is ninety (90) days immediately following the date of such termination;

(iii)if Participant’s employment with the Company is terminated for any reason other than death, disability or Cause, the Award will terminate on the date that is thirty (30) days immediately following the date of such termination.

(c)Notwithstanding anything herein to the contrary, if Participant’s employment with the Company is terminated for any reason other than a termination by the Company for Cause, and at any time during the thirty-day period following the effective date of such termination of employment Participant is subject to a “trading blackout” or “quiet period” with respect to the Common Shares or if the Company determines, upon the advice of legal counsel, that Participant may not to trade in the Common Shares due to Participant’s possession of material non-public information, the Company shall extend the period during which Participant may exercise his  Award, provided that the Award is vested and exercisable, until the later of (i) the expiration date of the Award determined pursuant to Paragraph 2(b) and (ii) the date that is thirty days following the first date on which Participant is no longer subject to such restrictions on trading with respect to the Common Shares.

(d)For purposes of this Agreement, the term “Cause” shall have the meaning ascribed to such term in any written employment agreement between Participant and the Company or one or more of its Subsidiaries, as the same may be amended or modified from time to time, or if Participant is not party to any such written employment agreement, then the term “Cause” shall mean the occurrence of any of the following acts or circumstances: (i) conviction of a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company or any of its Subsidiaries; (ii) willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement; (iii) performance of Participant’s duties in a manner that is detrimental to the Company or any of its Subsidiaries, including, but not limited to that which results in, the severe deterioration of the financial performance of the Company or any of its Subsidiaries; (iv) failure to adhere to the reasonable/lawful directions of the Chief Executive Officer of the Company or the Board, to adhere to the Company’s or any Subsidiary’s policies or practices or to devote substantially all of Participant’s business time and efforts to the business of the Company; (v) breach of any provision of any agreement, including an employment agreement, between Participant and the Company or any of its Subsidiaries, which covers confidentiality or proprietary information or contains nonsolicitation or non-competition provisions; or (vi) breach in any material respect of the terms and provisions of Participant’s employment agreement, if any, or any agreement between Participant and the Company or any of its Subsidiaries.

4.Method of Exercise.  The Award may be exercised by delivery to the Company (attention: Secretary) of a notice of exercise in the form specified by the Company specifying the number of shares with respect to which the Award is being exercised.

5.Fractional Shares.  No fractional shares may be purchased upon any exercise.

6.Compliance with Legal Requirements.

(a)The Award shall not be exercisable and no Common Shares shall be issued or transferred pursuant to this Agreement or the Plan unless and until the Tax Withholding Obligation (as defined below), and all legal requirements applicable to such issuance or transfer have, in the opinion of counsel to the Company, been satisfied.  Such legal requirements may include, but are not limited to, (i) registering or qualifying such Common Shares under any state or federal law or under the rules of any stock exchange or trading system, (ii) satisfying any applicable law or rule relating to the transfer of unregistered securities or demonstrating the availability of an exemption from applicable laws, (iii) placing a restricted legend on the Common Shares issued pursuant to the exercise of the Award, or (iv) obtaining the consent or approval of any governmental regulatory body.

(b)Participant understands that the Company is under no obligation to register for resale the Common Shares issued upon exercise of the Award.  The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any exercise of the Award and/or any resales by Participant or other subsequent transfers by Participant of any Common Shares issued as a result of the exercise of the Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Common Shares underlying the Award and (iii) restrictions as to the use of a specified brokerage firm or other agent for exercising the Award and/or for such resales or other transfers.  The sale of the shares underlying the Award must also comply with other applicable laws and regulations governing the sale of such shares.

7.Shareholder Rights.  Participant shall not be deemed a shareholder of the Company with respect to any of the Common Shares subject to the Award, except to the extent that such shares shall have been purchased and transferred to Participant.

8.Withholding Taxes.

(a)Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award.  The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of the Award or the subsequent sale of Common Shares issuable pursuant to the Award.  The Company does not commit and is under no obligation to structure the Award to reduce or eliminate Participant’s tax liability.

(b)Prior to any event in connection with the Award (e.g., vesting or payment in respect of the Award) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), Participant is required to arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company.

(c)Unless the Committee provides otherwise, at any time not less than five (5) business days before any Tax Withholding Obligation arises (e.g., at the time the Award is exercised, in whole or in part), Participant shall notify the Company of Participant’s election to pay Participant’s Tax Withholding Obligation by wire transfer, cashier’s check or other means permitted by the Company.  In such case, Participant shall satisfy his or her tax withholding obligation by paying to the Company on such date as it shall specify an amount that the Company determines is sufficient to satisfy the expected Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a cashier’s check payable to the Company, Attn: General Counsel, at the Company’s principal executive offices, or such other address as the Company may from time to time direct, or (iii) such other means as the Company may establish or permit.  Participant agrees and acknowledges that prior to the date the Tax Withholding Obligation arises, the Company will be required to estimate the amount of the Tax Withholding Obligation and accordingly may require the amount paid to the Company under this Paragraph 8(c) to be more than the minimum amount that may actually be due and that, if Participant has not delivered payment of a sufficient amount to the Company to satisfy the Tax Withholding Obligation (regardless of whether as a result of the Company underestimating the required payment or Participant failing to timely make the required payment), the additional Tax Withholding Obligation amounts shall be satisfied such other means as the Committee deems appropriate.

9.Assignment or Transfer Prohibited.  The Award may not be assigned or transferred otherwise than by will or by the laws of descent and distribution, and may be exercised during the life of Participant only by Participant or Participant’s guardian or legal representative.  Neither the Award nor any right hereunder shall be subject to attachment, execution or other similar process.  In the event of any attempt by Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Award or any right hereunder, except as provided for herein, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Award by notice to Participant, and the Award shall thereupon become null and void.

10.Committee Authority.  Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under this Agreement or the Plan, and any controversy that may arise under this Agreement or the Plan shall be determined by the Committee in its sole and absolute discretion.  All decisions by the Committee shall be final and binding.

11.Application of the Plan.  The terms of this Agreement are governed by the terms of the Plan, as it exists on the date of hereof and as the Plan is amended from time to time.  In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise herein.  As used herein, the term “Section” generally refers to provisions within the Plan, and the term “Paragraph” refers to provisions of this Agreement.

12.No Right to Continued Employment.  Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon Participant any right to continued employment with the Company or any of its subsidiaries or affiliates.

13.Further Assurances.  Each party hereto shall cooperate with each other party, shall do and perform or cause to be done and performed all further acts and things, and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan.

14.Entire Agreement.  This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature.

15.Successors and Assigns.  The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HERBALIFE LTD.

Name

7